Exhibit 99.1

NEWS RELEASE

For Release: Tuesday, July 23, 2013, 3:05 pm Central Time	Contact:	Vascular Solutions, Inc
James Hennen, CFO
JHennen@vasc.com
(763) 656-4352
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS SECOND QUARTER RESULTS

-	Revenue increases 11% to a record $27.4 million, with growth in all three of the company’s product categories
-	EPS increases over 13% to $0.17
-	Raising the low end of 2013 revenue guidance to a range of $107-$110 million, an increase of 10% from 2012 at the mid-point of guidance
-	Maintaining adjusted 2013 EPS guidance, excluding the impact of the Guardian product recall in Q1, of $0.66-$0.70, an increase of 13% from 2012 at the mid-point of guidance, corresponding to 2013 EPS guidance of $0.62-$0.66 on a GAAP basis

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the second quarter ended June 30, 2013. Net revenue increased 11% to a record quarterly level of $27.4 million compared to $24.7 million in the second quarter of 2012. The company’s revenue guidance range for the quarter was $26.5 million to $27.5 million.

U.S. net revenue increased 13% to $23.3 million compared to $20.7 million in the year-ago second quarter, while international revenue was $4.0 million, flat on a year-over-year basis.  The company expects the resumption of shipments of the Guardian® hemostasis valve and the launch of the Venture® catheter in international markets in the third quarter to help restore growth to international product sales for the second half of the year.

Gross margin was 68.8% in the second quarter, an improvement from 66.7% in the second quarter of 2012 and consistent on a sequential basis with 68.7% (adjusted for the impact of the Guardian recall) in the first quarter of 2013. Vascular Solutions expects gross margins of between 68% and 69% for the remainder of 2013.

Operating income in the second quarter was $4.4 million, an increase of nearly 13% compared to $3.9 million in the year-earlier quarter. The operating margin was 16.2%, compared to 15.9% in the year-ago second quarter. Operating income in the second quarter of 2013 was negatively impacted by $339,000 in expenses resulting from the U.S. medical device excise tax that took effect on January 1, 2013. For the remainder of 2013, Vascular Solutions expects operating margins to be at or greater than 17%.

EPS in the second quarter was $0.17, an increase of over 13% from $0.15 in the second quarter of 2012. The company’s guidance called for second quarter EPS of between $0.16 and $0.17.

“Vascular Solutions reported another very strong quarter, with continued double-digit sales growth to a new record quarterly level combined with ongoing improvement in our operating margin,” said Howard Root, Chief Executive Officer of Vascular Solutions. “We are especially pleased to achieve growth in all three of our product categories in light of the continuing challenges in the global healthcare environment. Our consistently strong financial performance reflects our demonstrated ability to develop and launch clinically-relevant new products on a continuing basis. With approximately ten new products scheduled for launch this year and 40 total new product ideas in our pipeline, we remain optimistic about our continued revenue and earnings growth for 2013 and beyond.”

Second Quarter Revenue by Product Line

Net sales of catheter products, the company’s largest product line, were $17.4 million during the second quarter of 2013, an increase of 13% compared to $15.4 million in the second quarter of 2012.

Within the catheter products category, sales of the GuideLiner® catheter were $5.2 million in the second quarter, an increase of 41% from the $3.7 million in the year-ago quarter. “During the second quarter, GuideLiner became our highest-selling product on an annualized basis after a little more than three years on the market,” Mr. Root said. “The GuideLiner continues to experience rapid adoption as more and more physicians recognize the clinical benefits of this breakthrough product in challenging interventions, and we are proud to have created the new market for guide extension with this internally-developed product.”

Second quarter sales of Pronto® aspiration catheters were $5.1 million, stable on both a sequential and year-over-year basis.  “This marked the seventh consecutive quarter of steady results for our Pronto catheter business, which is an excellent result in a worldwide aspiration catheter market that remains challenging due to competitive pricing pressures,” Mr. Root said. “We are maintaining our leading share in this market due to the superior features and benefits of the Pronto catheter, and we remain focused on broadening our product offerings in the aspiration catheter market.”

Other catheter products that contributed significantly to the year-over-year sales increase in the second quarter were specialty guidewires for interventional procedures, which grew 38%; the Langston® dual-lumen pressure measurement catheters, which grew 18%; and micro-introducer kits, which grew 14%. Manufacturing scale-up of the Venture catheter, which was acquired in 2012, was completed in the second quarter of 2013 and the catheter re-launched in the U.S. on April 29 resulting in nearly $500,000 to second quarter revenue. Vascular Solutions expects to begin the roll out of Venture in select European markets in August.

As a result of the previously-announced recall of the Guardian hemostasis valve on February 28, there were no sales of the Guardian valve during the second quarter, compared to sales of $600,000 in the year-ago second quarter. The vendor manufacturing issue that resulted in the recall has been addressed and the company expects to resume worldwide shipments of the Guardian valve in August.

Net sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable and radial catheterization products) were $6.0 million in the second quarter, an increase of 4% from the year-earlier $5.8 million, and a sequential increase of 4% from $5.8 million in the first quarter of 2013. Growth in the category was driven by sales growth of both the Vasc™ Band for radial hemostasis and the Accumed™ wrist positioning splint for radial catheterizations that Vascular Solutions acquired in June of 2012. “We are very pleased to have achieved our goal of restoring growth in our hemostat products category,” Mr. Root said. “Just as we did last year in our vein business, we were able to reinstate growth in our hemostat business this year through our commitment to new products. We are still in the early stages of our new product initiatives in the fast-growing radial artery catheterization market, and we have several additional products targeting this category slated for launch over the next year.”

In the vein products category, second quarter net revenues increased 12% to $3.8 million from $3.4 million in the year-ago quarter. Vein product revenue during the second quarter included $1.8 million from the reprocessing service for ClosureFAST® radiofrequency catheters, compared to $1.0 million in reprocessing revenue in the year-ago second quarter and approximately $1.5 million in the first quarter of this year. The ClosureFAST reprocessing service was launched on January 16, 2012. “Our reprocessing partner, Northeast Scientific, Inc., has now successfully reprocessed more than 25,000 ClosureFAST vein ablation catheters, and that volume is a strong indication of the reliability and effectiveness of this reprocessing program,” Mr. Root said. “We expect significant continued growth in our ClosureFAST reprocessing service in 2013, and we also intend to benefit by launching new products that will be used in conjunction with the reprocessed ClosureFAST catheters and by selling more of our ancillary products for vein therapy procedures to our expanded vein clinic customer base.”

Financial Guidance

For 2013, Vascular Solutions is raising the low end of revenue guidance to a range of between $107 million and $110 million. The mid-point of this range represents an increase of 10% from 2012 revenues of $98.4 million. Previously, the company’s revenue guidance was a range of $106 million to $110 million.

Vascular Solutions continues to expect 2013 net earnings, adjusted to exclude the effects of the Guardian product recall during the first quarter, of between $0.66 and $0.70 per fully diluted share, which at the mid-point represents growth of 13% from $0.60 in 2012.  On a GAAP basis, this adjusted earnings guidance corresponds to net earnings of between $0.62 and $0.66 per fully diluted share. Both the adjusted and GAAP earnings per share guidance for 2013 include between $1.3 million and $1.5 million for the U.S. medical device excise tax, and an assumed 36% effective income tax rate.

For the third quarter of 2013, Vascular Solutions is providing guidance for net revenue of between $26.5 million and $27.5 million, which at the mid-point would represent growth of approximately 10% from revenues of $24.6 million in the third quarter of 2012. Net earnings for the third quarter of 2013 are projected to be between $0.16 and $0.17 per fully diluted share, compared to $0.16 in the third quarter of 2012. The company’s net earnings guidance for the third quarter of 2013 includes $800,000 in non-cash stock-based compensation, $400,000 in amortization of intangibles, $350,000 for the U.S. medical device excise tax, and an assumed 38% effective income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the second quarter of 2013 with $19.7 million in cash and equivalents, up from $14.1 million at the end of the first quarter. During the second quarter, the company generated $4.0 million in cash from operations and used cash of approximately $1.0 million for capital expenditures. Vascular Solutions has no debt and has an untapped $10 million revolving credit line.

“Vascular Solutions has excellent operating cash flows, a strong balance sheet, and good working capital flexibility, which has allowed us to expand our revenue opportunities through tuck-in acquisitions and alliances while continuing to make the capital investments that are necessary to support our future growth objectives,” Mr. Root said.  “We have a strong pipeline of internally-developed new products in development and we remain committed to acquisitions or alliances that will allow us to leverage our existing call points in interventional cardiology, interventional radiology, electrophysiology, and the vein market.”

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Tuesday, July 30, 2013, by dialing 888-203-1112 and entering conference ID # 9968912.  A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Tuesday, July 30, 2013. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Revenue:
Product revenue	$27,294	$24,650	$53,271	$48,356
License and collaboration revenue	59	87	147	175
Total revenue	27,353	24,737	53,418	48,531

Product costs and operating expenses:
Cost of goods sold	8,538	8,231	17,235	16,069
Collaboration expenses	8	-	8	-
Research and development	3,482	2,953	6,887	6,028
Clinical and regulatory	1,099	1,172	2,262	2,304
Sales and marketing	6,784	6,490	13,756	13,091
General and administrative	2,269	1,613	4,509	3,299
Medical device excise taxes	339	-	656	-
Amortization of purchased technology and intangibles	392	338	759	673
Operating earnings	4,442	3,940	7,346	7,067

Interest expense	(3)	(3)	(6)	(6)
Foreign exchange gain/(loss)	4	(25)	(9)	(21)
Earnings before income taxes	4,443	3,912	7,331	7,040

Income tax expense	(1,635)	(1,528)	(2,398)	(2,748)
Net earnings	$2,808	$2,384	$4,933	$4,292

Net earnings per share - basic	$0.17	$0.15	$0.31	$0.27
Weighted average shares used in calculating - basic	16,246	15,855	16,167	15,951
Net earnings per share - diluted	$0.17	$0.15	$0.29	$0.26
Weighted average shares used in calculating - diluted	16,855	16,242	16,771	16,310

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$19,705	$11,554
Accounts receivable, net	14,292	13,780
Inventories	13,576	13,737
Prepaid expenses and other	2,737	2,670
Current portion of deferred tax assets	6,800	6,800
Total current assets	57,110	48,541
Property, plant and equipment, net	16,241	14,756
Goodwill	10,351	10,387
Intangible assets, net	11,546	12,325
Deferred tax assets, net of current portion and liabilities	1,804	1,993
Total assets	$97,052	$88,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$11,034	$10,525

Long-term deferred revenue and contingent consideration, net of current portion	508	610

Shareholders’ equity:
Total shareholders’ equity	85,510	76,867
Total liabilities and shareholders’ equity	$97,052	$88,002

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
NON-GAAP RECONCILIATION OF ADJUSTED EARNINGS
(Unaudited)

EPS – full year GAAP guidance	$0.62 to $0.66
Guardian Recall Adjustments (a)	$0.04	(b)
EPS – full year Non-GAAP adjusted guidance	$0.66 to $0.70

(a)	On February 28, 2013, Vascular Solutions Zerusa Ltd., a subsidiary of Vascular Solutions, Inc., initiated a recall of its Guardian hemostasis valves. The Company expects to resume shipping Guardian hemostasis valves in August 2013. The Company estimates reduced Guardian product revenue of $850,000 for the full year as a result of the product being off the market between those dates. The Company recorded costs of approximately $550,000 related to scrap, product returns, and freight associated with recalling the product, all of which was included as additional cost of goods sold in the first quarter of 2013.

(b)	Reflecting $850,000 of lost revenue and $550,000 of Guardian product recall costs, after tax at an assumed rate of 38%

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of more than 75 products and services in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFAST, which is a registered trademark of VNUS Medical Technologies, Inc.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectation about our future revenues, gross margin, operating margin, lost Guardian products revenue, non-cash stock-based compensation expense, amortization of intangibles, U.S. medical device excise tax, income tax rate and earnings per share; expectations about resumption of Guardian products shipments and the launch of the Venture catheter in international markets; expected future radial artery catheterization products; and expectations about growth in our ClosureFAST reprocessing service and sales of ancillary products to our vein clinic customer base. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2012 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, exposure to intellectual property claims and the costs of intellectual property litigation, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, the mix of our revenues between products we manufacture and sell in the United States, products we sell internationally, service reviews and sales of purchased finished goods, and actions by the FDA.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we are providing non-GAAP guidance on full-year earnings per share adjusted for the effects of the Guardian product recall. We believe that non-GAAP earnings per share provides meaningful insight to investors by adjusting for unusual and unpredictable events and allowing investors to evaluate our financial performance without the effects of such events.  We use non-GAAP earnings per share to assess our operating performance and to compare results between periods. The method we use to produce non-GAAP earnings per share is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP guidance should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as supplemental information in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, the non-GAAP guidance presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP guidance to the comparable GAAP guidance, which is attached to this release.

For further information, connect to www.vasc.com.
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